WEISS MILLENNIUM OPPORTUNITY FUND

                                   Prospectus

                                 April 30, 2002






                This Prospectus relates to the Class S shares of
                       Weiss Millennium Opportunity Fund.

                 No other shares are offered in this Prospectus.



          Weiss Millennium Opportunity Fund seeks capital appreciation.

















The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

------------------------------------------------------------
TABLE OF CONTENTS
------------------------------------------------------------




FUND GOAL, PRINCIPAL STRATEGIES, PERFORMANCE AND PRINCIPAL RISKS..............1


FEES AND EXPENSES.............................................................3


MORE INFORMATION ABOUT THE FUND'S PRINCIPAL STRATEGIES AND RISKS..............4


FUND MANAGEMENT...............................................................6


DIVIDENDS AND DISTRIBUTIONS...................................................7


TAXES    .....................................................................7


FINANCIAL HIGHLIGHTS..........................................................8


HOW TO INVEST IN THE FUND.....................................................2


REDEEMING FUND SHARES.........................................................3


TRANSACTION INFORMATION.......................................................3


ADDITIONAL INFORMATION........................................................4

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FUND GOAL, PRINCIPAL STRATEGIES, PERFORMANCE AND PRINCIPAL RISKS
--------------------------------------------------------------------------------

GOAL. Weiss Millennium Opportunity Fund seeks capital appreciation. The Fund's investment objective may be changed without shareholder approval.


PRINCIPAL STRATEGIES. In seeking its investment objective of capital appreciation, the Fund will invest primarily in a portfolio of equity securities, such as common stocks, and will engage in short sales of such securities. Although equity securities are the primary focus of the Fund, the Manager intends to purchase investment-grade fixed income securities in attempting to achieve the Fund's objective. Under normal circumstances it is expected that approximately 20% of the Fund's assets will be invested in such securities. The Fund's investment manager, Weiss Money Management, Inc. (which we refer to as "Weiss" or the "Manager"), with the assistance of the Fund's Sub-Adviser, will use both fundamental analysis and proprietary computer models to identify those securities to be purchased, sold or sold short. The Manager makes such determinations based, in part, upon its assessment of whether or not it believes a company is positioned to benefit from, or contribute to, contemporary trends. Under normal conditions, the Fund will invest at least 65% of its assets in long and/or short equity positions.


The Fund employs a long-short approach. With this approach, the Fund will seek to purchase stocks of companies that, in the Manager's opinion, have (1) strong or improving fundamentals, (2) lower vulnerability to adverse factors such as global deflation or a domestic recession, and/or (3) operate in sectors of the market that show accelerating momentum and strong relative strength. At the same time, the Fund will seek to sell short stocks of issuers which the Manager believes have (1) weak or deteriorating fundamentals, (2) greater vulnerability to adverse factors, and/or (3) operate in sectors of the market that show decelerating momentum and weak relative strength. Although the Manager expects that the Fund's "long" equity positions will generally outweigh its "short" equity positions, the Fund is not restricted in the amount of its assets that it may commit to short sales.

The investment policies of the Fund may lead to frequent changes in the Fund's investments, particularly in periods of volatile market movements. A change in the securities held by the Fund is known as "portfolio turnover." Although the rate of portfolio turnover is difficult to predict, it is anticipated that under normal circumstances the Fund's portfolio turnover rate could reach 1000% or more.

PRINCIPAL RISKS

There are market and investment risks with any security. The value of an investment in the Fund will fluctuate over time and it is possible to lose money invested in the Fund.

o Stock Market. Stock market movements will affect the Fund's share price on a daily basis. The Fund's portfolio securities could lose value as a result of a decline in the overall stock market. When the Fund purchases a stock, it is said to have a "long" position in that stock. Selling a stock "short" means that the Fund has sold a stock it does not own with the expectation that it will be able to buy the stock later at a lower price in order to close the transaction and realize a gain on the difference between the respective sale and purchase prices. The Fund's investment results will suffer if there is a stock market advance when the Fund has significant "short" equity positions, or if there is a stock market decline when the Fund has a significant "long" equity position.

o Equity Investing. An investment in the common stock of a company represents a proportionate ownership interest in that company. Therefore, the Fund participates in the success or failure of any company in which it holds stock. In addition, the market value of common stocks can fluctuate significantly.

o Short Investing. If the Fund's Manager takes short positions in stocks that increase in value, then the losses of the Fund may exceed those of other stock mutual funds that hold long positions only. Since the Fund is not restricted in the amount of its assets that may be allocated to short sales, significant short equity positions could increase the Fund's risk profile. Investment in shares of the Fund is more volatile and risky than many other mutual funds or other forms of investment.

o Portfolio Strategy. The Manager's skill in choosing appropriate investments for the Fund will determine in large part the Fund's ability to achieve its investment objective. The risk exists that the Manager may incorrectly allocate the Fund's investments between long and short equity positions.

o Debt Securities. Investing in debt securities involves both interest rate and credit risk. The value of debt instruments generally increases as interest rates decline. In addition, the risk of prepayment could adversely impact the Fund during a period of falling interest rates as the Fund would be required to invest the proceeds from such investments at lower interest rates. Conversely, rising interest rates tend to cause the value of debt securities to decrease. The market value of debt securities also tends to vary according to the relative financial condition of the issuer.

o Portfolio Turnover. Portfolio turnover generally involves some expense to the Fund, including brokerage commissions or dealer mark-ups and other transaction costs on the sale of securities and reinvestment in other securities. Such sales may result in realization of taxable capital gains. A high portfolio turnover will result in higher brokerage costs and taxes, which will affect the Fund's performance.


PERFORMANCE


The chart and table below provide some indication of the risks of investing in Millennium Opportunity Fund by comparing the Fund's performance with a broad measure of market performance. Keep in mind that past performance (before and after taxes) is no guarantee of future performance.

Annual Total Return for Class S Shares as of December 31 Each Year

[Bar Chart]

2000                             -11.4
2001                             -5.7

Best Quarter:   1.90% (December 31, 1999)
Worst Quarter: (7.23)% (June 30, 2000)

Average Annual Total Return (For periods ended December 31, 2001)


                                                        1 Year                        Since September 21, 1999@
Return Before Taxes                                     (5.7)%                                 (11.4)%
Return After Taxes on Distributions                     (5.7)%                                 (6.8)%
Return After Taxes on Distributions                     (3.4)%                                 (5.4)%
and Sale of Fund Shares
NASDAQ Composite Index (reflects no                     (21.1)%                                (14.9)%
deduction for fees, expenses or taxes)



@Commencement of Operations.

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. In some cases the return after taxes may exceed the return before taxes due to an assumed tax benefit from any losses on a sale of fund shares at the end of the measurement period.


The Fund's return is after deduction of expenses. The Fund's return would have been lower had certain expenses not been waived and reimbursed.

--------------------------------------------------------------------------------
FEES AND EXPENSES
--------------------------------------------------------------------------------
The table below describes the fees and expenses that you may pay if you buy and hold Class S shares of the Fund.

SHAREHOLDER FEES (Fees paid directly from your investment)
Redemption Fee(1)                                                           None
(as a percentage of amount redeemed)

(1) A $15 service fee may be charged for redemptions by wire.

ANNUAL FUND OPERATING EXPENSES (Expenses that are deducted from Fund assets)

Management Fee:                                                          1.50%

Distribution and/or Service (12b-1) Fees:                                0.25%


Other Expenses:                                                          3.25%

Total Annual Fund Operating Expenses:                                    5.00%


* For the fiscal year ended December 31, 2001, the Manager had voluntarily agreed to waive fees and/or reimburse the Fund's expenses to the extent necessary to ensure that the Fund's total operating expenses (excluding Rule 12b-1 fees, interest, taxes, brokerage commissions, litigation, indemnification, and extraordinary expenses) did not exceed 2.50%. The Manager has agreed to continue this expense limitation for the Fund's current fiscal year, although it may be terminated or revised at any time.


EXAMPLE:

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year, that the Fund's operating expenses remain the same, and that dividends and distributions are reinvested. Although your actual costs may be higher or lower than those in this example, based on these assumptions your costs would be:

1 YEAR                                                                   $ 278
3 YEARS                                                                  $ 924
5 YEARS                                                                  $1,595
10 YEARS                                                                 $3,387



--------------------------------------------------------------------------------
MORE INFORMATION ABOUT THE FUND'S PRINCIPAL STRATEGIES AND RISKS
--------------------------------------------------------------------------------

PRINCIPAL STRATEGIES

The Manager uses a variety of investments and investment techniques in seeking to achieve the Fund's investment objective. The Fund's primary investment strategies are described below; however, the Fund may also invest in other securities, use other strategies or engage in other investment practices. These investments and strategies, as well as those described in this Prospectus, are described in detail in the Statement of Additional Information. Although the Fund will attempt to achieve its investment objective, there is no assurance it will be successful.

The following describes the Manager's investment approach in greater detail.

Analysis:

o Fundamental analysis. Companies are evaluated for their fundamental ability to withstand, or even take advantage of, adverse economic conditions, such as global deflation or a domestic recession. Factors such as cash flow, asset values, competitive position, current price and industry outlook may also be considered. A Strongest List and a Weakest List are produced based on this analysis.

o Sector analysis. A proprietary computer model evaluates various market sectors to aid the Manager in selecting for purchase securities from sectors of the economy that are showing strength or, conversely, selling securities short in sectors that are showing weakness.

o Market trend analysis. Based on a proprietary model, a bullish (indicating a rising market) or bearish (indicating a falling market) signal is generated.

Security Selection

Based upon the results of both the fundamental and sector analyses discussed above:

o A Buy Candidates List is created containing stocks in sectors ranked high.

o A Short-Sale Candidates List is created with stocks in sectors ranked low.

Portfolio Structure

The Fund's assets will normally be invested as set forth below. Depending on the
Manager's  perception  of  market  conditions,   these  percentages  may  differ
substantially at various times.

o Approximately 30% of the Fund's assets will be allocated to core positions (positions the Manager intends to hold for a while). The Manager intends to split these between (a) long positions in stocks selected from the Strongest List and (b) short positions in stocks selected from the Weakest List.

o Approximately 50% of the Fund's assets will consist of actively traded equity positions which will be allocated based upon the market trend analysis discussed above. In a bullish market trend, trading positions will be primarily allocated to long positions in stocks selected from the Buy Candidates List. In a bearish market trend, this portion of the portfolio will consist primarily of short equity positions in stocks selected from the Short-Sale Candidates List.

o Approximately 20% of the Fund's assets will be invested in debt securities issued or guaranteed by the United States government and its agencies or instrumentalities, investment-grade debt securities of corporate issuers and zero coupon bonds. If a debt security held by the Fund ceases to be rated or its rating is reduced below investment-grade, the Fund's Manager will review the investment in light of the Fund's investment philosophy to determine whether or not selling the security would be in the best interests of the Fund.

RISKS

EQUITY SECURITIES. Since it purchases common stocks (referred to above as taking a "long" equity position), the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Fund's equity securities may fluctuate drastically from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility.

SHORT SALES. When the Manager anticipates that the price of a security will decline, it may sell the security short and borrow the same security from a broker or other institution to complete the sale (referred to above as taking a "short" equity position). The Fund may make a profit or incur a loss depending upon whether the market price of the security decreases or increases between the date of the short sale and the date on which the Fund must replace the borrowed security. An increase in the value of a security sold short by the Fund over the price at which it was sold short will result in a loss to the Fund, and there can be no assurance that the Fund will be able to close out the position at a particular time or at an acceptable price.

FIXED INCOME SECURITIES. The market values of fixed income investments change in response to interest rate changes and other factors. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Further, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. In addition to these fundamental risks, different types of fixed income securities may be subject to the following additional risks:

o Credit Quality Risk. The possibility that an issuer will be unable to make timely payments of either principal or interest.

o Prepayment or Call Risk. During periods of falling interest rates, certain debt obligations with high interest rates may be prepaid (or "called") by the issuer prior to maturity. As a result, the Fund may be required to invest the proceeds from such investments at lower interest rates.

TEMPORARY DEFENSIVE INVESTMENTS. The Fund may, from time to time, take temporary defensive positions that are inconsistent with the Fund's principal investment strategies in attempting to respond to adverse market, economic, political or other conditions. During these times, the Fund may invest up to 100% of its assets in cash or cash equivalents, shares of money market mutual funds, commercial paper, zero coupon bonds, repurchase agreements, and other securities the Manager believes to be consistent with the Fund's best interests. During a period in which the Fund takes a temporary defensive position, the Fund may not achieve its investment objective.

NON-PRINCIPAL INVESTMENT STRATEGIES. To a more limited extent, the Fund may, but is not required to, utilize other investments and investment techniques that may impact fund performance, including, but not limited to, options on securities and stock indices, options on stock index futures contracts, and other derivatives (i.e., financial instruments that derive their value from other securities or commodities, or that are based on indices).

------------------------------------------------------
FUND MANAGEMENT
------------------------------------------------------

INVESTMENT MANAGER

Weiss Money Management, Inc., 4176 Burns Road, Palm Beach Gardens, Florida 33410, is the investment adviser to the Fund, and is responsible for the day-to-day management of the assets. The Manager has been providing investment advisory services to The Weiss Fund (formerly known as Weiss Treasury Fund) since the Trust's commencement of operations in 1996 and to individual clients since its inception in 1980.


Under the investment advisory agreement with the Fund, the Manager provides continuous advice and recommendations concerning the Fund's investments. The Fund has agreed to compensate the Manager for its services by the monthly payment of a fee at the annual rate of 1.50% of the Fund's average net assets. For the fiscal year ended December 31, 2001, the Fund paid the Manager a fee equal to 0.96% of the Fund's average net assets, since the Manager waived a portion of its fee in order to limit the Fund's expenses.


Currently, the Manager voluntarily limits total operating expenses (excluding Rule 12b-1 fees, interest, taxes, brokerage commissions, litigation, indemnification, and extraordinary expenses) to an annual rate of 2.50% of the Fund's average net assets, which lowers the Fund's expenses and increases its return. This expense limitation may be terminated or revised at any time, at which point the Fund's expenses may increase and its return may be reduced.





SUB-ADVISER

Delray Financial Corporation, 10356 St Andrews Road, Boynton Beach, Florida 33436, has been retained by the Manager to provide subadvisory services to the Fund. John N. Breazeale is the sole owner, principal executive officer and sole director of Delray, and was the portfolio manager for the Fund from the Fund's inception until 2001. Prior to 1994, Mr. Breazeale provided portfolio management services at Provident Institutional Management Inc., Mitchell Hutchins Asset Management Inc. (a subsidiary of PaineWebber Group), and with Mackenzie Investment Management Inc. Mr. Breazeale has over 31 years' experience in the securities industry. Under a subadvisory agreement with the Manager, Delray renders continuous investment advice to the Manager as to the investment of the Fund's assets. However, the Manager is responsible for implementing the execution of transactions recommended by Delray in the exercise of the Manager's independent judgment regarding the appropriateness of Delray's investment recommendations for the Fund in accordance with its investment objectives, policies and restrictions. The Manager pays Delray a fee out of the investment advisory fees it receives from the Fund.

PORTFOLIO MANAGER

Sebastian Leburn. Mr. Leburn, Portfolio Manager, has been the portfolio manager for both funds since October 15, 2001. Prior to that time, he served as the assistant to the portfolio manager since October 18, 1999. He is assisted by a team of investment professionals from the Manager, which with Mr. Leburn is responsible for overseeing each Fund's investment program and implementing the recommendations of Delray as to the investment of each Fund's assets.


------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS
------------------------------------------------------

The Fund intends to distribute to shareholders substantially all of its net investment income annually. Net investment income for the Fund consists of all income accrued on the Fund's assets, less all actual and accrued expenses. The Fund intends to distribute to shareholders net realized capital gains after utilization of capital loss carryforwards, if any, at least annually.

Distributions by the Fund are reinvested in additional shares of the Fund or paid in cash at the election of the shareholder. If no election is made, all distributions will be reinvested in additional Fund shares. If an investment is in the form of a retirement plan, all dividends and capital gains distributions must be reinvested into the shareholder's account. Distributions are generally taxable, whether received in cash or reinvested. Exchanges among the Weiss funds are also taxable events.

------------------------------------------------------
TAXES
------------------------------------------------------

Dividends paid out of the Fund's net investment income and net short-term capital gains will be taxable to you as ordinary income. Distributions of net long-term capital gains are taxable to you as long-term capital gains, regardless of how long you have held your Fund shares. If a portion of the Fund's income consists of dividends from U.S. corporations, a portion of the dividends paid by the Fund may be eligible for the dividends-received deduction for corporate shareholders. Distributions may be subject to federal income tax in the same manner whether received in cash or reinvested in additional Fund shares.

If shares of the Fund are held in a tax-deferred retirement plan account, income and gain will not be taxable each year. Instead, the taxable portion of amounts held in a retirement plan account generally will be subject to tax only when distributed from that account, and all of those taxable amounts will be taxable as ordinary income.

A distribution will be treated as paid to you on December 31 of the current calendar year if it is declared by the Fund in October, November or December with a record date in such a month and paid by the Fund during January of the following calendar year.

If you purchase Fund shares shortly before a distribution, you will be taxed on the distribution, even though it represents a return of your investment. To avoid this result, check the Fund's distribution schedule before you invest.

Each year the Fund will notify you of the tax status of dividends and other distributions.

Upon the sale or other disposition of your Fund shares, you may realize a capital gain or loss which will be long-term or short-term, generally depending upon how long you held your shares. For income tax purposes, an exchange of shares of a Fund for shares of another Weiss Fund is treated as a sale and any gain on the transaction may be subject to federal income tax.

The foregoing discussion of federal tax consequences is intended for general information only. Fund distributions may also be subject to state, local and foreign taxes. You should consult your own tax adviser regarding the particular tax consequences of an investment in the Fund.

------------------------------------------------------
FINANCIAL HIGHLIGHTS
------------------------------------------------------

The financial highlights table is intended to help you understand the Fund's financial performance for the fiscal period indicated. Certain information reflects financial results for a single Class S share of the Fund. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund's Class S shares (assuming reinvestment of all dividends and distributions). This information has been audited by ________________, whose report, along with the Fund's financial statements, is included in the annual report, which is available upon request.

Weiss Millennium Opportunity Fund

For a Class S share outstanding throughout each period:


                                           For the year ended     For the year ended    For the period ended
                                           December 31, 2001      December 31, 2000     December 31, 1999(4)*
                                           -------------------    --------------------  -------------------
Net Asset Value, Beginning of Period:      $9.03                  $10.19                $10.00
                                           -----                  ------                ------
Income From Investment Operations:
     Net investment income (loss)          (0.02)                 0.00                    0.01
     Net realized and unrealized gain
         (loss) on investments             (0.49)                 (1.16)                 0.19
                                                                  ------                 ----
Net Investment Income  (loss)              (0.51)                 (1.16)                 0.20
                                                                  ------                 ----
Less Distributions:
From net investment income:                (0.00)                 (0.00)                 (0.01)
                                                                  ------                 ------

Net Asset Value, end of period:             $8.52                 $9.03                 $10.19
                                            =====                 =====                 ======
Total Return                               (5.65)                 (11.38%)                2.04%

Ratios/Supplemental Data:
Net assets, end of period (000)            $131                  $124                   $16,767
Ratio of expenses to average net assets(1) 3.10%                  4.07%                   2.55% (3)
Ratio of net investment income (loss)
     to average net assets(2)              (0.29)%                0.03%                   1.24% (3)
Portfolio Turnover                         2397.4%                989.7%                  82.0%



------------------
(1) Annualized expense ratios before waivers and reimbursement of expenses for the years ended December 31, 2001 and 2000 and the period ended December 31, 1999, would have been 5.00%, 5.40% and 6.27%, respectively, which included the margin and dividend expenses. Without the margin and dividend expenses, the ratios would have been 4.64%, 4.08% and 6.22%, respectively.

     Annualized expense ratios after waivers and reimbursement of expenses for the years ended December 31, 2001 and 2000 and the period ended December 31, 1999, excluding the margin and dividend expenses, would have been 2.75%, 2.75% and 2.50%, respectively.

(2) Annualized net investment income ratios before waivers and reimbursement of expenses for the years ended December 31, 2001 and 2000 and the period ended December 31, 1999 would have been (1.83)%, 0.01% and (2.43)%, respectively, with the margin and dividend expenses excluded.


(3)  Annualized.

(4) For the period ended December 31, 1999, Class S shares of Weiss Millennium Opportunity Fund had nominal activities thus the financial highlights for this class are combined with those of Class A shares.

* Commencement of operations was September 21, 1999.


------------------------------------------------------
HOW TO INVEST IN THE FUND
------------------------------------------------------

BUYING SHARES

The minimum initial investment in the Fund is $5,000. The minimum amount required to make subsequent investments is $100.

You may buy shares of the Fund through accounts with brokers and other institutions that are authorized to place trades in Fund shares for their customers. If you invest through an authorized institution, you will have to follow its procedures. Your institution may charge a fee for its services. You will also generally have to address your correspondence or questions regarding the Fund to your institution.

The Fund has adopted a Rule 12b-1 distribution plan for its Class S shares that allows the Fund to pay fees at the annual rate of 0.25% of the average daily net assets attributable to Class S shares for the sale and distribution of its Class S shares and for services provided to shareholders. Because these fees are paid out of the Fund's assets on an ongoing basis, over time they will increase the cost of your investment and may cost you more than paying other types of sales charges.

Purchase orders for shares of the Fund which are received by the transfer agent on any business day by the close of regular trading on the New York Stock Exchange, normally 4:00 p.m. eastern time, receive the net asset value per share calculated for that day. Purchase orders received after the close of regular trading on the Exchange receive the net asset value per share next determined after receipt of the order by the transfer agent. Federal funds must be immediately available to the Fund's custodian in order for the transfer agent to execute a purchase order on a given day. Shares of the Fund cannot be purchased by Federal Reserve wire on days that either the Exchange or the Federal Reserve is closed.

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REDEEMING FUND SHARES
---------------------------------------------------------------------

If you own your shares through an account with a broker or other institution, contact that broker or institution to sell your shares. Your broker or institution may charge a fee in connection with your redemption of Fund shares. Redemptions receive the net asset value per share next determined after the order is placed.

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TRANSACTION INFORMATION
------------------------------------------------------

NET ASSET VALUE

For purposes of processing purchase and redemption orders, the net asset value per share of the Fund is calculated as of the close of regular trading on the New York Stock Exchange, normally 4:00 p.m. eastern time, on each business day except those holidays which the Exchange observes.

On those days where the Fund's custodian or the Exchange closes early as a result of such day being a partial holiday or otherwise, the Fund reserves the right to advance on that day the time by which purchase and redemption requests must be received.

The Fund's administrator determines net asset value per share by adding the value of the Fund's investments, cash and other assets, subtracting liabilities attributable to the Fund and then dividing the result by the number of shares outstanding. Market prices are used to determine the value of the Fund's assets. If market prices are not readily available for a security or if a security's price is not considered to be market indicative, that security may be valued by another method that the Fund's Board of Trustees or its delegate believes accurately reflects fair value. In those circumstances where a security's price is not considered to be market indicative, the security's valuation may differ from an available market quotation.

TAX IDENTIFICATION NUMBER


When you complete your account application, please be sure to certify that your Social Security or tax identification number is correct and that you are not subject to 30% backup withholding for failing to report income to the IRS. Federal tax law requires the Fund to withhold 30% of taxable distributions from most accounts without a certified Social Security or tax identification number and certain other certified information or upon notification from the IRS or a broker that withholding is required. The Fund reserves the right to reject account applications without a certified Social Security or tax identification number and certain other certified information or upon notification from the IRS or a broker that withholding is required. The Fund also reserves the right to redeem shares from accounts without such information upon 30 days' notice. Shareholders may avoid redemption by providing the Fund with a tax identification number and certain other certified information during the notice period.


SUBMINIMUM ACCOUNTS

The Fund reserves the right to involuntarily redeem an account after 30 days' written notice, if the account's net asset value falls and remains below a $2,500 minimum due to share redemptions and not market fluctuations.

SUSPENSION OF TRADING

Purchase and redemption orders may be suspended on days when the Exchange is closed, closes early as a result of such day being a partial holiday or otherwise, when trading is restricted or otherwise as permitted by the SEC.

REDEMPTIONS IN KIND

In unusual circumstances, the Fund may make payment in readily marketable portfolio securities at their market value equal to the redemption price.

SHORT-TERM TRADING

The Fund and the transfer agent may restrict purchase transactions (including exchanges) when a pattern of frequent purchases and redemptions in response to short-term fluctuations in the Fund's share price appears evident.

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ADDITIONAL INFORMATION
------------------------------------------------------

The following documents contain further details about the Fund's Class S shares and are available upon request and without charge:

Annual and Semi-Annual Reports - Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

Statement of Additional Information ("SAI") - The SAI contains more detailed disclosure on features, investments and policies of the Fund. A current SAI has been filed with the U.S. Securities and Exchange Commission ("SEC") and is incorporated by reference into this document, making it legally part of this prospectus.

You can make inquiries to the Fund, obtain the above documentation free of charge and request other information about the Fund by contacting:

The Weiss Fund
4176 Burns Road
Palm Beach Gardens, Fl 33410
(800) 289-8100


Information about the Fund, including these documents, can also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Reports and other information about the Fund are available on the EDGAR database on the SEC's Internet site at http://www.sec.gov, and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the following address:


U.S. Securities and Exchange Commission
Public Reference Room
450 Fifth Street NW
Washington, DC 20549-0102


Investment Company Act
File Number
811-09084